Exhibit 99.1

February 28, 2013

NORTHWEST PIPE ANNOUNCES HARRY L. DEMOREST

HAS JOINED ITS BOARD OF DIRECTORS

Vancouver, WA, February 28, 2013. Northwest Pipe Company (NASDAQ: NWPX) announced today that Harry L. Demorest, former CEO of Columbia Forest Products, was elected as a new member of its Board of Directors and was appointed to its Audit Committee.

Mr. Demorest has 15 years of experience in the forest products industry, most recently as CEO of Columbia Forest Products, until he retired in 2007. Prior to Columbia Forest Products, Mr. Demorest was the Office Managing Partner for Arthur Andersen and Co. from 1981 to 1991 in Portland, OR. Mr. Demorest has also served on the boards of several civic and charitable organizations, and is a former board member and audit committee chairman of a publicly traded manufacturer. Mr. Demorest is a current board member at Columbia Forest Products and has served on the Oregon Investment Council since 2008.

“Harry brings extraordinary leadership skills and financial expertise to Northwest Pipe,” said Richard A. Roman, Executive Chairman of the Board. “He has served as CEO as well as director of corporate and community organizations. I am very pleased he has joined our Board.”

About Northwest Pipe Company

Northwest Pipe Company manufactures welded steel pipe and other products in two business groups. Its Water Transmission Group is the leading supplier of large diameter, high-pressure steel pipe products that are used primarily for water infrastructure in North America. Its Tubular Products Group manufactures smaller diameter steel pipe for a wide range of products including energy, construction, agriculture and industrial systems. The Company is headquartered in Vancouver, Washington and has nine manufacturing facilities across the United States and Mexico.

CONTACT:	Robin Gantt, Chief Financial Officer
360-397-6250